Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-70248


PROSPECTUS SUPPLEMENT DATED OCTOBER 17, 2002

(To Prospectus filed on January 4, 2002)


                                PMC-SIERRA, INC.


                                   PROSPECTUS

                                  $275,000,000

                          (aggregate principal amount)

     3.75% Convertible Subordinated Redeemable Notes Due August 15, 2006 and the Common Stock Issuable Upon Conversion of the Notes


         This Prospectus Supplement together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

         The table captioned "Selling Securityholders" commencing on page 39 of the Prospectus is hereby amended to reflect the following additions and changes.

                                            Principal Amount at                    Number of Shares
                                             Maturity of Notes    Percentage of     of Common Stock    Percentage of
                                            Beneficially Owned        Notes        That May Be Sold     Common Stock
              Name                           That May Be Sold      Outstanding            (1)          Outstanding (2)
_________________________________________  _____________________  _____________    ________________    _______________

    Cede & Co.                                    $61,887,000          22.5%           1,458,429              *
    Goldman Sachs and Company                     $   180,000            *                 4,241              *

*  Less than 1%


(1) Assumes conversion of all of the holder's notes at a conversion price of approximately $42.43 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes-Conversion Rights". As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 165,640,334 shares of common stock outstanding as of December 3, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.